EXHIBIT 99.1

Contact:	Michael S. Piemonte	FOR IMMEDIATE RELEASE
	(716) 842-5138	Tuesday, April 1, 2003

M&T BANK CORPORATION
CONSUMMATES ACQUISITION OF ALLFIRST FINANCIAL INC.

BUFFALO, NY — M&T Bank Corporation (“M&T”)(NYSE:MTB) announced today that it has consummated its acquisition of Allfirst Financial Inc. (“Allfirst”) from Allied Irish Banks, p.l.c. (“AIB”)(NYSE:AIB). Allfirst has been merged into M&T, and Allfirst Bank has been merged into M&T’s principal banking subsidiary, Manufacturers and Traders Trust Company (“M&T Bank”). M&T announced last September that it had agreed to acquire Baltimore-based Allfirst from its then parent company, AIB.

Under terms of the acquisition agreement, AIB received 26.7 million shares of M&T common stock plus approximately $886 million in cash in exchange for all of the outstanding stock of Allfirst.

As a result of the merger, M&T becomes the 18th largest commercial bank headquartered in the U.S. The Allfirst brand will not be replaced with M&T Bank’s until July of this year. M&T Bank now operates more than 700 branches and 1,600 ATMs in Maryland, New York, Pennsylvania, Virginia, West Virginia and the District of Columbia.

AIB Group Chief Executive Michael D. Buckley, AIB Group Director of Finance Gary Kennedy, and former Allfirst Chairman and CEO Eugene J. Sheehy have joined the Boards of Directors of M&T and M&T Bank. A fourth AIB designee will also join the Boards of Directors of M&T and M&T Bank in due course. Mr. Sheehy also became an Executive Vice President of M&T and Chairman and CEO of M&T Bank’s Mid-Atlantic Division. Mr. Sheehy will continue to be based in Baltimore along with M&T Executive Vice President Atwood Collins III, President and COO of the Mid-Atlantic Division.

“With this merger, Allfirst joins forces with a financial services institution long-known for quality, consistency and success. Together, we are creating an even stronger institution that will benefit our customers and communities,” Sheehy said.

“Allfirst is a dynamic addition to M&T’s franchise. M&T gains talented employees and dedicated customers, strong market share and vibrant new communities,” said Collins.

“We anticipate a smooth integration for the customers and communities we serve.” Collins explained that customers will not notice any major changes immediately. The integration of systems and the changeover of names is scheduled to be largely completed by the end of July 2003. Customers will be receiving more detailed information about the conversion process in the coming weeks, and should continue to use their current account numbers, checkbooks and ATM cards.

“Customers will continue to find the same friendly and experienced associates they have always dealt with — and an even wider array of products and services to help them meet their financial needs and goals,” concluded Collins.

M&T Bank Issues $400 Million of Subordinated Debt

M&T also announced that yesterday, M&T Bank issued $400 million of 3.85% subordinated notes maturing April 1, 2013, primarily to finance part of the cash portion of M&T’s payment to AIB. Lehman Brothers and Salomon Smith Barney acted as joint bookrunners on the transaction. Also included as co-managers were Keefe, Bruyette & Woods, Morgan Stanley and Sandler O’Neill.

M&T Bank Intends to Acquire AIB NYC Branch

In a separate transaction, M&T Bank also announced that it has signed a letter of intent to acquire AIB’s branch office at 405 Park Avenue in New York City. The transaction is subject to a number of conditions, including the execution of a definitive branch acquisition agreement and receiving various regulatory approvals.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the expected integration of Allfirst into M&T and the impact of the combination on customers and communities served by the combined organization. These forward-looking statements involve certain risks and uncertainties. Forward-looking statements speak only as of the date they are made, and M&T assumes no duty to update them. In addition to factors mentioned in this press release or previously disclosed in M&T’s SEC reports (accessible on the SEC’s website at http://www.sec.gov), factors that may cause actual results to differ materially from those contemplated by such forward-looking statements or from historical performance include, among others, the following possibilities: (1) the integration cannot be completed in the time periods expected; (2) costs or difficulties related to the integration are greater than expected; (3) customers fail to accept the products or services offered by the combined company; and (4) changes in M&T’s integration plans as the integration proceeds.

#####